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                 [CHARTWELL INVESTMENTS II, L.L.C. LETTERHEAD]


                                 April 13, 2000


PlayCore Wisconsin, Inc.
Riverfront Centre
15 West Milwaukee Street
Suite 204
Janesville, Wisconsin 53545

Attention:        President

Jasdrew Acquisition Corp.
c/o Chartwell Investments II, L.L.C.
717 Fifth Avenue
23rd Floor
New York, New York 10022

Dear Sirs:

         This letter is to confirm our agreement that in connection with the transactions (the "TRANSACTIONS") contemplated in the Agreement and Plan of Merger (the "MERGER AGREEMENT") by and among PlayCore, Inc., PlayCore Holdings, Inc. and Jasdrew Acquisition Corp. ("MERGER SUBSIDIARY") dated as of April 13, 2000, you have agreed to reimburse us at any time after the Offer Closing for the reasonable out-of-pocket costs and expenses which we have incurred in connection with the Transactions. You have also agreed to pay us a fee for advisory services we have rendered to you in connection with the financing of the Transactions (the "FINANCING") at the Closing equal to: one percent (1%) of total capitalization of Merger Subsidiary and the Company including, without limitation but without duplication, all debt funded in connection with the Transactions and common equity interests (the "ADVISORY FEE"). Capitalized terms not defined herein shall have the meanings ascribed to them in the Merger Agreement.

         These services are attributable to acting as exclusive financial advisor with respect to the Transactions and the Financing and negotiating and assisting with the documentation related to the Financing (collectively, the "ADVISORY SERVICES").

         Each of the parties hereto acknowledges that the Advisory Services for which the Advisory Fee is to be paid hereunder have been heretofore rendered by Chartwell Investments II, L.L.C. at your request in connection with the Financing as described above.


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PlayCore Wisconsin, Inc.
Jasdrew Acquisition Corp.
April 13, 2000
Page 2


         From and after the Offer Closing, PlayCore Wisconsin, Inc. and Merger Subsidiary agree to indemnify and hold Chartwell Investments II, L.L.C., its officers, employees and agents (each an "INDEMNIFIED PARTY") harmless against any liability, claim, loss or expenses, as and when incurred ("DAMAGES"), to which an Indemnified Party may become subject as a result of the performance of the services described herein; provided, however, that Merger Subsidiary shall not be liable to an Indemnified Party for Damages resulting primarily and directly from the Indemnified Party's bad faith, gross negligence or willful misconduct, and Chartwell Investments II, L.L.C. shall so indemnify Merger Subsidiary for damages arising from its bad faith, gross negligence or willful misconduct.

         The benefits of this Agreement shall inure to the respective successors and assigns of the parties hereto and of the indemnified parties hereunder and their successors and assigns and representatives, and the obligations and liabilities assumed hereunder by the parties hereto shall be binding upon their respective successors and assigns.

         This Agreement shall not be assignable by the parties hereto without mutual written consent.

         This Agreement shall be subject to and governed by the laws of the State of Delaware without regard to its conflict of laws principles and rules.


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PlayCore Wisconsin, Inc.
Jasdrew Acquisition Corp.
April 13, 2000
Page 3


         If the foregoing comports with your understanding of our agreement, please sign below, whereupon this letter shall be a valid and binding agreement.

                                Very truly yours,

                                CHARTWELL INVESTMENTS II, L.L.C.



                                By: /s/ TODD R. BERMAN
                                   ----------------------------------
                                Name:  Todd R. Berman
                                     --------------------------------
                                Title: President
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ACCEPTED AND AGREED AS OF THIS
    DAY OF APRIL, 2000
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PLAYCORE WISCONSIN, INC.



By:
   ----------------------------------
Name:
     --------------------------------
Title:
      -------------------------------


JASDREW ACQUISITION CORP.



By: /s/ MICHAEL SHEIN
   ----------------------------------
Name: Michael Shein
     --------------------------------
Title: Vice President
      -------------------------------